Exhibit 99.1

CANTERBURY PARK HOLDING CORPORATION ANNOUNCES TEMPORARY EMPLOYEE FURLOUGHS

Shakopee, MN – April 1, 2020 – Canterbury Park Holding Corporation, (NASDAQ: CPHC) (“Canterbury Park” or the “Company”) today announced that the Company is taking additional action to help mitigate the financial impact resulting from the suspension of operations at Canterbury Park since March 16, 2020 in response to the ongoing COVID-19 pandemic.

Given the uncertainty on the duration of Canterbury Park’s temporary closure and with no meaningful revenue being generated during this time, the Company has implemented temporary unpaid furloughs impacting approximately 850 employees. The Company will continue to operate with a significantly reduced staff of key personnel, all of whom are subject to salary reductions that will remain in effect until the Company begins to return to normal operations.

“Since suspending all operations at Canterbury Park on March 16, 2020, we have acted aggressively to preserve cash by reducing our operating expenses, suspending or delaying our 2020 planned capital expenditures, and suspending our quarterly cash dividend,” said Randy Sampson, Canterbury Park President and CEO. “The additional actions we are implementing today are the hardest we have ever had to make given the impact on our dedicated employees for whom this situation is beyond our collective control. While this was an extremely difficult decision to make, the Board of Directors and I remain committed to taking the necessary actions that help ensure our employees’ health and safety as well as the Company’s long-term future. We continue to work closely with Governor Walz, the Minnesota Department of Health and other government entities, and will seek their guidance on when Canterbury Park can reopen so that our team members’ way of life can get back to normal. We look forward to seeing our dedicated team members return to Canterbury Park once we reopen.”

Subsequent to the Company’s March 16, 2020 voluntary suspension of activities at Canterbury Park, Minnesota Governor Tim Walz issued Emergency Executive Order 20-04 and subsequently Emergency Executive Order 20-18 causing the closure of bars, restaurants, and other public accommodations including Canterbury Park until May 1, 2020 at 5:00 p.m.

About Canterbury Park

Canterbury Park Holding Corporation owns and operates Canterbury Park Racetrack and Card Casino in Shakopee, Minnesota, the only thoroughbred and quarter horse racing facility in the State. The Company offers live racing from May to September. The Card Casino typically hosts card games 24 hours a day, seven days a week, dealing both poker and table games. The Company also conducts year-round wagering on simulcast horse racing and hosts a variety of other entertainment and special events at its Shakopee facility. The Company is redeveloping 140 acres of underutilized land surrounding the Racetrack in a project know as Canterbury Commons.™ The Company is pursuing several mixed-use development opportunities for this land, directly and through joint ventures. For more information about the Company, please visit www.canterburypark.com.

Cautionary Statement

From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, we may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans. These statements are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that these forward-looking statements are subject to risks and uncertainties which could affect our actual results and cause actual results to differ materially from those indicated in the forward-looking statements. We report these risks and uncertainties in our Form 10-K Report to the SEC. They include, but are not limited to: any temporary and more permanent effects on our operations, revenue, profitability and liquidity resulting from the COVID-19 coronavirus and our March 16, 2020 suspension of operations; material fluctuations in attendance at the Racetrack; material changes in the level of wagering by patrons; decline in interest in the unbanked card games offered in the Card Casino; competition from other venues offering unbanked card games or other forms of wagering; competition from other sports and entertainment options; increases in compensation and employee benefit costs; increases in the percentage of revenues allocated for purse fund payments; higher than expected expense related to new marketing initiatives; the impact of wagering products and technologies introduced by competitors; the general health of the gaming sector; legislative and regulatory decisions and changes; our ability to successfully develop our real estate; temporary disruptions or changes in access to our facilities caused by ongoing infrastructure improvements; and other factors that are beyond our ability to control or predict.

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Media Contact:	Investor Contact:
Jeff Maday	Richard Land, Jim Leahy
Media Relations Manager	JCIR
Canterbury Park Holding Corporation	212-835-8500 or cphc@jcir.com
952-292-7524 or jmaday@canterburypark.com